Exhibit 99.1

Final Transcript

i2 TECHNOLOGIES INC:

Second Quarter 2008 Earnings Release

August 7, 2008/9:00 a.m. CDT

SPEAKERS

Tom Ward – Investor Relations

Pallab Chatterjee – Chief Executive Officer

Mike Berry – Chief Financial Officer

ANALYSTS

Greg McDowell – JMP Securities

Robert Becker – Argus Research

Brad Reback – Oppenheimer

Richard Mansouri – DCM Funds

Gregg Speicher – Moss Creek

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Second Quarter 2008 Earnings Release conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will be given at that time. As a reminder, this teleconference is being recorded. At this time, I will turn the conference call over to your host, Mr. Tom Ward. Please go ahead, sir.

T. Ward	Thank you very much, Tony. I’d like to welcome everyone to our conference call this morning. We released our second quarter of 2008

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results today. The release crossed the wire at 6:55 a.m. eastern time. Joining me today are Pallab Chatterjee, i2’s Chief Executive Officer; and Mike Berry, i2’s Chief Financial Officer, who will deliver some prepared remarks and we will then take questions afterwards. Those of you wishing to access the Webcast of today’s conference call may do so by going to www.i2.com/investor and clicking on the Webcast link in the center of the page.

I’d like to remind you that the comments we’ll make today are subject to the SEC’s Safe Harbor Provisions. During our commentary and during the question and answer session we will make estimates and forward-looking statements that are the current beliefs and opinions of certain members of i2 management. These statements are indicated by such terms as: “plans to, preliminary, goal, will, believe, targeting, expect, anticipate, intend, and likely.” They may include statements regarding the objectives and timing of the Strategic Review Committee’s actions and the company’s ability to enhance stockholder value. They may also include statements regarding future revenues or expenses, earnings, operations and cash flows as well as statements regarding demand for the company’s solutions and services and the company’s ability to achieve its targets, goals, and initiatives. We can give no assurance regarding the achievements of these forward-looking statements as they are only estimates and the actual outcomes may be significantly different.

Additionally, we expect that some of these forward-looking statements will change in the normal course of our business and the company expressly disclaims any current intention to update forward-looking statements that we may make on today’s call. Please refer to the forward-looking statements portion of the MD&A section and the risk factor section of our most recent 10-K filing and the section titled i2 Cautionary Language in the press release attached to the Form 8-K filed with the SEC today, which are available at our Web site.

During the call, we may make reference to certain non-GAAP financial measures. We have posted the appropriate reconciliations of our non-GAAP to GAAP financial measures on the Investor Relations page of our Web site. I would now like to turn the call over to Pallab Chatterjee, i2’s CEO. Pallab.

P. Chatterjee	Thank you, Tom. Good morning, everyone. Thank you for joining us today. I want to take just a few minutes to provide you with some highlights from the second quarter of 2008 and then give you an update on the progress of our Supply Chain Results Company strategy and the initial customer feedback to our introduction of SCM 2.0.

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First, we’re pleased to have reached a settlement in our patent infringement lawsuit against SAP. We believe this settlement is a strong validation of the value of our intellectual property. And the settlement amount will further strengthen our balance sheet and growing net cash position.

Second, we’re pleased with our bookings and cash flow performance in the second quarter. It was challenging to match our second quarter 2007 bookings performance because it included the renewal of two of our Supply Chain leaders’ agreements. However, we recorded more than $64 million in total bookings in the second quarter of 2008 and our total bookings for the quarter exceeded our expectations. We recorded a solid year-over-year growth in service bookings for the quarter, which I believe is yet another proof of how our sales execution model, Supply Chain Results Company strategy, and introduction of SCM 2.0 is resonating with what the market needs today. We also sold additional multi-year managed service contracts that are excluded from the reported total bookings because of certain contingencies.

We continued to make strides on our strategic priorities during the second quarter and that is best seen through some of the bookings highlights in the quarter. Some of the examples of where we have the established long-term customer partnerships based on supply chain innovation and delivering valuable outcomes include: one of the world’s top five automotive manufacturers and successful user of i2 solutions signed a combined license and service agreement to implement solutions for global visibility, capacity management, and sales and operations management. The manufacturer aims to gain global visibility for vehicles anywhere in the world and manage supply and demand on a global scale.

An already successful user of i2 solutions for global transformation project, a global computer manufacturer, is expanding its relationship with i2 to manage and support its configured order Web channel. Working closely with i2, this customer aims to increase demand and drive higher margins through its Web channels.

Another long-term customer, a leading computer manufacturer, is expanding its relationship with i2 to transform itself to Supply Chain 2.0 including process playbooks, total supply chain management solutions, and managed inventory visibility services to its retail customers.

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During the second quarter we continued to see strong interest in our retail and transportation solution offering. These events during the quarter are further examples of the progress we’ve made on our initiatives of solutions by outcome and service excellence. These include a large consumer package good company expanded its relationship with i2 and we will work with this customer to improve their logistics planning and execution through the use of our hosted transportation solution, FreightMatrix. A worldwide leader in premium sleep mattresses and a new customer for i2 also selected FreightMatrix to help improve service levels and decrease transportation costs.

Finally, one of America’s leading retailers, who has already benefited from multiple i2 solutions, selected i2 to improve their lead times associated with private label business.

These examples of deals signed in the second quarter validate the benefits of our solutions-based approach, where we utilize client business managers to establish strong long-lasting customer relationships with a focus on outcomes. These deals also demonstrate how our sales execution continues to improve. A significant percentage of our CBM’s, client business managers, closed deals from their focused accounts during the second quarter. And we recorded more than one million in combined contract value from 15 individual customers.

Now I’d like to give you a quick update of some of the customer feedback we’ve received from our introduction of SCM 2.0. We’re excited about the initial customer feedback on our approach to SCM 2.0 and the momentum it has gained recently. If you recall from our earnings call in May, I introduced our approach to Supply Chain Management 2.0 - a new paradigm within supply chain operations that combines domain expertise, process innovation, tools, and services to make business plans happen. SCM 2.0 is all about getting results and it’s all about getting results fast. The three core elements of SCM 2.0 are process playbooks, our business content library, and our supply chain wisdom network. ... approach to SCM 2.0 is our Managed Services offering. Our Managed Services offering is an area where we have seen significant interest from both existing and new customers. Since no two business environments are alike, we design flexibility into our results-based solutions delivery approach. Working with our customers we offer a delivery approach that

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allows them to tap into their own internal domain expertise or to leverage i2 resources, infrastructure, and expertise or use a combination of the two. The flexibility enables the customers to effectively maximize their internal resources while achieving better quality and results more quickly.

Through our Managed Services offering customers can outsource individual supply chain processes or the entire supply chain, bundling the services and solutions they need to meet their business requirements. Our Managed Services success is evidenced in the second quarter bookings highlight, mentioned previously, where we continue to see great success with our FreightMatrix hosted transportation solution. We have and will continue to introduce other fast software as a service offerings particularly focused on serving the retail industry. And we look forward to sharing our success from those with you in the next few quarters.

As you can see from the highlights of this quarter, our Supply Chain Results Company strategy is working and it has presented additional avenues for us to pursue. We’re excited about the opportunities ahead of us and we look forward to sharing our progress with you.

With that, I’d like to turn it over to Mike who will review the second quarter financial results with you. Mike.

M. Berry	Great. Thank you, Pallab. Good morning, everyone. This morning I’ll go over our second quarter financial results, provide a high level outlook for the third quarter of 2008, and also provide a brief update on the status of the Strategic Review Committee. Additionally, you can find a presentation of our supplemental financial results for the second quarter and the second quarter year-to-date period on the presentations page of the Investor Relations section of our Web site. Okay, let’s get started.

First, let’s go over some of the financial highlights for the quarter. Total bookings in the second quarter were $64.1 million, which includes $8.3 million of software solutions booking. The $64.1 million represents the contracted value of noncontingent bookings signed during the second quarter across all of our revenue categories. The $64.1 million in total bookings in the second quarter was higher than our expectations due to better than expected services and maintenance bookings. When comparing our total bookings to the second quarter of 2007, it is important to remember that we recorded approximately $13.1 million in bookings from two supply chain leader renewals in the second quarter of 2007. Included in the $8.3 million of software solutions bookings for the second quarter, slightly more than half, or $4.6 million, is related to subscription agreements.

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Total revenue for the second quarter was $64.7 million. Our GAAP net income applicable to common stockholders was $80.7 million, or $3.05 per share on a diluted basis. Included in our financial results for the quarter is $79.9 million related to our patent infringement settlement with SAP. This is the net amount of the $83.3 million in gross proceeds, less $2 million in external patent litigation expenses, and $1.4 million in income taxes recorded during the second quarter. I will discuss this in more detail in a few minutes.

Our second quarter 2008 non-GAAP net income applicable to common stockholders, which is GAAP net income applicable to common stockholders excluding $81.9 million from the SAP settlement and $2 million in stock option expense, was $784,000, or $0.03 per share on a diluted basis. We generated cash from operating activities in the second quarter of $11.5 million. This was higher than our expectations due mainly to stronger than expected cash collections.

Importantly, this is the fifth quarter in a row that we have reported positive cash flow from operations. And on a trailing four-quarter basis we have generated nearly $32 million in cash flow from operations. Finally, we ended the second quarter of 2008 with a total cash balance of $149.7 million, which includes $6.7 million of restricted cash.

Okay, before I go into the income statement I would like to address the effect of the SAP settlement on our financial results for the second quarter 2008. We recorded the SAP settlement proceeds net of the external expenses related to the litigation as a credit to operating expenses and listed it as a separate line item on the income statement. For the second quarter of 2008, operating costs and expenses were $60.7 million.

The gross amount of the settlement was $83.3 million and we spent approximately $2 million in our patent litigation activities during the quarter. So the net credit of the settlement to operating expenses in the second quarter was $81.3 million. So, adding the $81.3 million net credit to the $60.7 million in operating costs and expenses yields a net expense benefit of $20.6 million for the second quarter of 2008.

Now as far as income taxes related to the settlement, under the rules governing alternative minimum tax, AMT, regular taxable income may be

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offset a maximum of 90% by net operating losses. Therefore, a portion of our taxable income resulting from the settlement is subject to AMT. So even though we were able to utilize our net operating loss carry-forwards in other book to tax attributes to reduce the tax effect of the settlement, we did incur a tax expense of $1.4 million related to AMT as well as other state taxes.

We have included the settlement net of taxes as a non-GAAP adjusting item for the quarter. We did not include the external patent litigation expenses related to the lawsuit as an adjusting item, as we incurred similar expenses in prior periods and we did not non-GAAP those out at that time. I will discuss this further during our discussion of the non-GAAP results, but please see the non-GAAP schedule included with our press release from this morning or on the Investor Relations section of our Web site for a detailed reconciliation of the GAAP to non-GAAP amount. Finally, with regard to the settlement, we did receive the cash payment on July 28th.

Okay, now let’s go into the income statement in more detail. As I mentioned previously, total revenue for the second quarter of 2008 was $64.7 million, which was $255,000, or 0.4% lower than total revenue in the second quarter of 2007. Software solutions revenue was $12.6 million in the second quarter of 2008, versus $11.4 million in the second quarter of 2007, an increase of $1.2 million, or 10% year-over-year, which again was better than our expectations for the quarter. The year-over-year increase in the second quarter is due primarily to the recognition of software solutions projects from our backlog as a result of the strong bookings we have recorded over the last several quarters.

In the second quarter of 2008 we recorded approximately $5.5 million in revenue from prior period bookings, compared to only $3.4 million in the second quarter of 2007. As I mentioned in my opening remarks, more than half of our software solutions bookings in the second quarter of 2008 were from subscription transactions where the related revenue from those deals is generally recognized over a multi-year period.

Now let’s go through services revenue. Services revenue was $30.5 million in the second quarter of 2008, down one million or 3% compared to the second quarter of 2007. The year-over-year drop in services revenue was primarily due to a mix shift in the type of services work performed during the second quarter of 2008. However, services revenue was slightly ahead of our expectations for the quarter and increased $1.7 million or 6% sequentially from Q1.

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Maintenance revenue finished at $21.7 million for the second quarter of 2008, a decrease of $400,000 or less than 2% compared to the second quarter of 2007. Maintenance revenue was below our expectations for the quarter primarily due to a few renewals that pushed into the third quarter. While we are disappointed maintenance revenue declined on a year-over-year basis in the second quarter, we remain encouraged with the trends we are seeing in maintenance revenue. On a year-to-date basis, maintenance revenue has increased 2%. And over the trailing four-quarter period maintenance revenue has decreased by less than 2%.

Okay, let’s move on to the total costs and expenses. As I mentioned earlier, we recorded the SAP settlement as a credit to operating expenses net of the related external litigation expenses incurred in the second quarter. So our total costs and expenses for the period were a benefit of $20.6 million. As a result of the benefit in the period, let’s go through a total costs and expenses excluding the settlement. Costs and expenses subtotal for the second quarter of 2008 were $60.7 million, compared to total costs and expenses of $61.7 million in the prior year period, a decrease of one million or approximately 2%.

Cost of services was $23.6 million in the second quarter of 2008, a decrease of $800,000 or 3% year-over-year compared to the second quarter of 2007. The year-over-year decrease was due primarily to the movement of certain services associates in the first quarter of 2008 whose job responsibilities changed and were moved to the sales organization. Our services gross margin for the second quarter of 2008 was 22.6%, flat year-over-year and up 50 basis points compared to the first quarter of 2008. Cost of maintenance was $2.7 million in the second quarter of 2008. Our maintenance margin in the second quarter of 2008 was 87.7%, up 60 basis points from the first quarter of 2008 and consistent with the maintenance margin for the full year of 2007.

Our next expense category is sales and marketing expense. As a reminder, our sales and marketing expense is typically higher in the second quarter compared to other quarters in the year because of the expense associated with our annual i2 Planet conference. For the second quarter of 2008, sales and marketing expense includes approximately $1.5 million related to Planet, which was relatively consistent to what was incurred in 2007.

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Research and development expenses declined $1.2 million, or 14% year-over-year in the second quarter. This decrease was primarily due to a reduction in contractor costs in the second quarter of 2008, compared to the second quarter of 2007 and lower overall payroll related expenses.

Our general and administrative expense for the second quarter increased $400,000 year-over-year, or 4%. This is primarily due to $1.8 million in unplanned expense related to the resolution of certain litigation activities which date back to 2005. One of the litigation items was an arbitrator’s ruling for approximately one million dollars, which we accrued during the second quarter. However, we respectfully disagree with the ruling and have appealed. The $1.8 million was partially offset by lower payroll and employee related expenses and lower stock compensation expense in the second quarter of 2008, compared to the second quarter of 2007.

We had $1.1 million of non-operating expense in the second quarter of 2008, which reflects the net amount of interest income, interest expense, bank fees, foreign exchange gains or losses, and other miscellaneous income and expenses. We experienced lower interest income in the second quarter of 2008 due primarily to lower rates on our invested balances.

Our income tax provision was $2.7 million for the second quarter of 2008 and was comprised primarily of two main areas: first, the estimated domestic AMT and other state taxes related to the SAP settlement of $1.4 million; and second, our ongoing taxes related to our foreign operations and withholding taxes for payments made to the U.S. After subtracting out the preferred stock dividend and accretion of discount, net income applicable to common stockholders finished at $80.7 million and diluted earnings per share applicable to common stockholders for the quarter was $3.05. And for those of you joining us today who use non-GAAP measures to evaluate our performance, for the second quarter of 2008 non-GAAP diluted EPS was $0.03 per share compared to non-GAAP diluted EPS of $0.17 per share in the second quarter of 2007.

As I mentioned previously, in addition to the stock option expense we included the impact of the SAP settlement net of applicable income taxes only as a non-GAAP adjusting item for the quarter. I would like to remind you that we have a full reconciliation of our GAAP to non-GAAP amounts on our Web site under the Investor Relations section. The reconciliations posted are consistent with items and definitions we have discussed today and all historical amounts have been previously disclosed in company filings.

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Okay, let’s move on to the balance sheet. I will provide comparisons of the second quarter 2008 balance sheet versus the balance sheet as of the end of the first quarter of 2008. Total assets increased $91.9 million from the end of the first quarter of 2008, primarily due to an increase in other current assets of $81.1 million and an increase in cash and equivalents including restricted cash of $10.9 million. The increase in other current assets was due mainly to the specific receivable associated with the SAP settlement. And the increase in cash and equivalents was due mainly to the strong cash generated from operations during the quarter.

Current liabilities increased $8.1 million primarily due to increases in accrued compensation of $4.9 million and an increase in our net deferred revenue of $3.4 million. At the end of the second quarter of 2008 our total cash and equivalents balance, including restricted cash of $6.7 million, was $149.7 million. We ended the quarter with approximately $63 million more cash than the face value of our total debt of $86.3 million. Finally, as I mentioned earlier, we received the full $83.3 million from the SAP settlement on July 28th, so this will be reflected in our third quarter ending cash balances.

Moving on to the cash flow statement, as I mentioned earlier we generated we generated cash from operating activities of $11.5 million in the second quarter of 2008. The $11.5 million in the second quarter 2008 was better than our expectations due to higher than expected cash collections. Cash provided by investing activities was $200,000 in the second quarter and was primarily provided by restrictions released on our restricted cash. We’re very pleased that we have now recorded our fifth quarter in a row of positive cash flow from operations. Over the last four quarters we have generated approximately $32 million in cash flow from operations. We’ll continue to focus on this important metric going forward.

Okay, now I want to discuss our current outlook. We currently expect third quarter 2008 financial results to be reasonably comparable to the third quarter of 2007. While we do not expect to have any material expense related to patent litigation in the third quarter, we currently expect costs related to the company’s strategic review process to be between $2 million and $2.5 million in the third quarter. We expect stock option expense to be approximately $2 million in the third quarter of 2008. Finally, we expect cash flow from operations to be greater than $80

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million in the third quarter of 2008, primarily due to the cash from the patent settlement, offset slightly by the cash payments associated with the external patent litigation costs, estimated tax payments, and SRC related expenses.

Before we get to the Q&A, I’d like to give you a quick update on the status of the Strategic Review Committee’s process. The SRC is continuing its discussions and review of transactions that it believes would deliver value to i2 stakeholders. The SRC expects to provide an update on the process within the next two weeks. There can be no assurance that the ongoing exploration of strategic options will result in any new or different course of action. Let me do that one more time, if I could. The SRC is continuing its discussions and review of transactions that it believes would deliver value to i2 stakeholders. The SRC expects to provide an update on the process within the next two weeks. There can be no assurance that the ongoing exploration of strategic options will result in any new or different course of action.

While we know that many of you have a lot of questions regarding the SRC process and potential outcome, please understand that because we cannot address those questions during this call we would ask that you please limit your questions to those focused on our solution strategy and financial results. With that, this concludes my prepared remarks. Operator, we would now like to open the lines for Q&A.

Moderator	Thank you, sir. Our first question is from Greg McDowell with JMP Securities. Please go ahead.

G. McDowell	Hello, guys. This is Greg McDowell for Pat Worhaven. I know given what you just said about the SRC you may not be able to answer this question, but I’m going to ask it anyway. The SAP settlement – does that settlement change the thinking of the SRC and might it potentially expedite a strategic takeout?

M. Berry	Greg, I don’t know if it changes what the SRC is thinking. I think the SRC clearly has understood or at least brought into the equation the value of our intellectual property. You know it certainly takes one more uncertainty out of the picture either way. But I wouldn’t say that it makes any one alternative any more likely because of that settlement.

G. McDowell	Okay, right. And then my second question has to do with the slight decline in maintenance. You mentioned that some of the renewals had

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pushed into the third quarter. I guess if you could provide some more color on why the renewals pushed – I mean are these renewals that – where the maintenance contract is already expired and the customers are using the i2 software and are not up to date on maintenance? Could you just give us a sense of those renewals that pushed?

M. Berry	Sure. Greg, there’s typically a couple things that cause the volatility on maintenance revenue on a quarterly basis. One, relates to if there are deals that will push in a quarter. The other things will be if we have customers where we don’t recognize the revenue until we actually get cash in the door. So it was a mix of those. Those customers are active i2 customers. They have other maintenance active as well. They’re not off of maintenance. It simply got caught up in some of the renegotiations and discussions on a lot of things that those customers are doing. Again, they’re active customers, we certainly expect them to be renewed in Q3, but we can’t take the revenue if it doesn’t get signed in the quarter.

P. Chatterjee	Just to make sure that you understand the overall renewals from the bulk of our customers we’re very pleased with. The customer business manager strategy has resulted in most of our big customers renewing without any difficulties.

M. Berry	And I think it’s a great point that Pallab brings up. If you take a look at the contracts that renewed in Q2, the renewal rate measured by revenue was in the upper 90%. I think the field and the CBMs are doing a great job on the maintenance renewals. And that’s the other thing, Greg, as we’ve said it multiple times, please look at the maintenance revenue on a trailing four quarter because it is going to bump around a little bit on a quarterly basis.

G. McDowell	Right, thank you. And then one quick final question. Thinking about cash flow operations – I know for Q3 you said it’d be greater than $80 million, but how should we think about cash flow from operations maybe in Q4 and our modeling going into 2009? Thank you.

M. Berry	So if you take a look at the trailing 12 month number it’s about $32 million. Now it’s hard to get your arms around Q3 a little bit just because of some of those movements with the patent litigation. Last year I believe we were about positive three in Q3 and positive six in Q4. Last year in Q3 keep in mind, Greg, we had a big cash flow hit from the restructuring, which is why we wanted to make sure and call out the SRC-related expenses in Q2. So what I would tell you if you take a look at the trailing

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12 months, there haven’t been really any changes in the cash flow dynamics of the business. So unless something changes I don’t know if I’d expect to see something different in the next two quarters of course pending the SRC activity.

G. McDowell	Right, thank you, guys.

Moderator	Thank you. Our next question in queue will come from Robert Becker with Argus Research. Please go ahead.

R. Becker	Good morning. I’d like to ask what you plan to do with the cash proceeds from the SAP settlement. Will you be investing that back into business – hiring new sales people, developing new products, etc.?

M. Berry	Bob, I think there’s two parts to that. One is what are we going to do in terms of the operations? And then to the extent that we have a significant amount of cash, are we going to try to use it for any external activities? Pallab has certainly laid out the plans to grow the business. We had a significant cash balance anyway, so we weren’t worried about the cash flow impact for those. So we’re going to continue down the path we’re on – hiring new sales people, bringing services folks on in an effort certainly to grow the business. As it relates to – if you take Q2’s ending cash balance of $149.7; add the $83.3; you get to $230 million. Whether the Board wants to use that to grow the business through nonorganic means is still being – we’re still taking a look at that. You know the other thing certainly is we feel very good about the settlement with SAP. And the other issue is we’re taking a hard look at what we do for next steps around the patent litigation activities.

R. Becker	Okay, thank you.

Moderator	Thank you. The next question in queue will come from Brad Reback with Oppenheimer. Please go ahead.

B. Reback	Hello, guys. How are you?

P. Chatterjee	Good. How are you doing?

B. Reback	Excellent. So when you look at this quarter you talked about, I guess on the booking side, subscription representing about half of the software bookings and the impact that has on the P&L going forward as you recognize that revenue over time. How high of a percentage do you see that getting to two years from now?

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P. Chatterjee	Let me sort of give you an overall trend. I don’t know if we can actually speculate on the percentage. What we’re seeing in the market is that there’s a significant more trend for people to actually want to do subscription based intellectual property transactions rather than large upfront perpetual licenses. So we will continue to see the subscription part of the software solutions revenue continue to increase over time. And more and more customers are demanding that.

B. Reback	Okay, and the $2.5 million - the strategic was spent on the strategic review in the quarter you expect to spend in 3Q on that. Are those just lawyer and banker fees? Trying to figure out what you’re getting for your money there.

M. Berry	Well, hello, Brad. It’s Mike. Yes, consider those external advisor fees – lawyers, bankers, consultants. And, yes, at least right now we’re thinking $2 million and $2.5 million. It is certainly not a cheap endeavor to go through the process that we’ve done.

B. Reback	And final question – you talked about this arbitration ruling for a million dollars. Could you give us a sense are there many other pending meaningful litigations out there against the company or that you’re involved in or arbitrations? Any color would be great.

M. Berry	Well, like every company we certainly have litigation that’s filed against us. I do want to note that these were not customer items. These were other items that the company worked through. We don’t – I would say that other than the ongoing items that we have disclosed previously, there aren’t any ones as big as this that are sitting there and certainly nothing in active arbitration related to any other employees or other events.

B. Reback	And should we read this that this was with a former employee of the company, not shareholders.

M. Berry	You should read this that it goes back to 2005 and that it was – had nothing to do with any shareholders.

B. Reback	Okay, thank you a lot guys.

M. Berry	Thank you, Brad.

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Moderator	Thank you. We’ll take the next question in queue. That will come from Richard Mansouri with DCM Funds. Please go ahead.

R. Mansouri	Hello, thank you. Hello, everyone.

M. Berry	Hello.

R. Mansouri	Just a question about the cash position, which is obviously very healthy. You ended with close to $150 million and now with another $80 million you’re going to be at about $230 million. So even net of debt, I mean you know approximately you guys are going to have $150 million or so in cash. Have you guys given any thought to pursing a stock buyback either in the open market or via a Dutch tender as one way of returning some of that capital to shareholders?

M. Berry	I think it’s fair to say, Richard, that the Board has taken a look and is considering multiple options for that cash balance. It is important to note, though, because of the capital structure in our Preferred Stock Series B preferred stock we do have restrictions on buying back stock related to that. So it is something that we cannot do right now if we wanted to without a waiver from the Series B.

R. Mansouri	Understood, okay, thank you.

M. Berry	Thank you.

Moderator	Thank you. The next question in queue will come from the line of Gregg Speicher with Moss Creek. Please go ahead.

G. Speicher	Good morning, guys. How are you?

P. Chatterjee	Good.

M. Berry	Good, Gregg.

G. Speicher	I would just like to ask one quick question here – that the last sentence of the guidance in the press release – just this outlook assumes no changes to management or operations. I thought we pretty much always assumed that. Is that in there for a reason?

M. Berry	It’s been in there for the last three earnings releases, Gregg.

G. Speicher	It has? Okay, I’m sorry. I didn’t check back.

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M. Berry	As always, we’re just trying to make sure that we’re careful and fully disclose.

G. Speicher	Okay, no problem then. And when you’re talking about subscription-based revenue, can you clarify for us how much of that is the hosted type revenue versus – you know are they doing subscriptions to behind the firewall licenses as well?

P. Chatterjee	They’re doing both subscriptions to hosted revenue, hosted transportation as part of that. We’ve had subscriptions to the people who are actually buying the right to use any of our intellectual property over a certain period of time. So it’s a combination of both.

G. Speicher	Okay, and is it fair to say that transportation is growing as a percentage of the backlog here?

P. Chatterjee	Transportation is a very hard field right now, yes.

G. Speicher	Okay, okay, good to hear. And then early in the call you talked about a couple new managed service contracts or did you say renewals or new?

P. Chatterjee	There are a couple of new ones also.

G. Speicher	New ones – and are those reflected in the bookings for the quarter? Are they off balance sheet kind of things?

M. Berry	Most of it is reflected in the bookings. There is some amount of contract value that because of certain contingencies is not reflected. So there is some in bookings and then there is some that are sitting out there. As the contingencies are lifted, we’ll bring those into bookings.

G. Speicher	Okay, thank you a lot.

M. Berry	You’re welcome.

Moderator	Thank you. We’ll take our next question from Nick Caruso with Wolverine Investments. Please go ahead.

N. Caruso	Yes, good morning, gentlemen. Tom, I had three questions – virtually all were answered by the previous member. So I commend them on their thought process. One thing, with this approximately $150 million of net cash, is it possible that the company may in fact issue a special dividend to shareholders?

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Host: Sanjiv Sidhu

August 7, 2008/9:00 a.m. CDT

M. Berry	Nick, it’s Mike Berry. Once again, the Board is looking at all options for that. But once again keep in mind that because of the existing capital structure, we do have limitations on the ability to do any kind of special dividend stock buyback or any recap associated with the common shareholder.

N. Caruso	Wouldn’t one think that the distribution of a special dividend would in fact weaken i2’s takeout potential from a would-be suitor? Wouldn’t it be, in other words, would management believe by keeping cash on the balance sheet it would be a much better asset on the balance sheet than distributed to shareholders?

T. Ward	I would ask you to not tie together what we do with our cash balance as it relates to any potential suitors. We’re taking a look at that cash in terms of what we think is best for running the business. I would rather not speculate as to what someone else may think the value of that is.

N. Caruso	Okay, thank you very much, Tom.

T. Ward	Thank you.

Moderator	Thank you. We do have a followup question in queue from Gregg Speicher with Moss Creek. Please go ahead.

G. Speicher	Yes, one more. I meant to ask do you think clearing of the SAP litigation helped you close more deals in the quarter or is that too much of a stretch?

P. Chatterjee	I don’t think the SAP litigation has stopping us from closing deals in the quarter. What it does is it actually endorses the value of what IP. But I don’t think that had too much of an impact on closing the deals in the quarter.

G. Speicher	Okay, how about the macro? How is that holding together for you?

P. Chatterjee	The macroeconomics?

G. Speicher	Yes.

P. Chatterjee	Yes, so what we are seeing is that given the strategy that I described with respect to getting speed of results, the significant amount of urgency for people to do things in the transportation area – most of the retailers are transitioning from opening stores to efficiency of what they’ve got. So

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Host: Sanjiv Sidhu

August 7, 2008/9:00 a.m. CDT

that’s also giving us a significant amount of lift and you know people with short product lifecycles are turning to us for this way of actually managing very quick changes in product lifecycles in the manufacturing area. So those are the three things that are driving us – continue to drive us overall in this area. Now given the overall recession I’m going to be continuously be a little bit cautious about the total amount of spend that’s coming in the way because overall that will have some impact. But at this point of time these three effects have actually been very good for us.

G. Speicher	And last question – so are you saying there’s still plenty of new deals coming into the early side of the pipeline?

P. Chatterjee	Yes, there are.

G. Speicher	Okay, thank you very much.

Moderator	Thank you. At this time, there are no additional questions in the queue. Please continue.

P. Chatterjee	Okay, thank you very much for your time and we look forward to talking with you at the end of the third quarter. Thank you very much.

T. Ward	Thank you, everyone.

Moderator	Thank you and ladies and gentlemen, this conference call will be available for replay after 11:00 a.m. Central Time today through August 8th, 2008 at midnight. You may access the AT&T Teleconference Replay System at any time by dialing 1-800-475-6701 and entering the access code 954503. International participants may dial 320-365-3844.

That does conclude our conference for today. We thank you for your participation and for using AT&T Executive TeleConference. You may now disconnect.